Exhibit 8.1
[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]
January 18, 2006
Compass Bancshares, Inc.
15 South 20th Street
Birmingham, Alabama 35233
Ladies and Gentlemen:
     Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Compass Bancshares, Inc., a Delaware corporation (“Compass”), relating to the proposed merger (the “First Merger”) of XYZ Acquisition Corp., a Delaware corporation, with and into TexasBanc Holding Co., a Texas corporation (“TexasBanc”), with TexasBanc as the surviving corporation, followed immediately thereafter by the merger (the “Subsequent Merger”) of TexasBanc with and into Compass, with Compass as the surviving corporation (the First Merger and the Subsequent Merger taken together, the “Merger”).
     We have participated in the preparation of the discussion set forth in the section entitled “PROPOSAL 1. APPROVAL OF THE AGREEMENT AND PLAN OF MERGER — THE MERGER — Material Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Very truly yours,
Wachtell, Lipton Rosen & Katz